Exhibit 10.4

F23.119

DATED 30 November 2012

ERIS SHIPPING S.A.

(as borrower)

-and-

PARAGON SHIPPING INC.

(as guarantor)

-and-

HSBC BANK plc

(as lender)

FIRST SUPPLEMENTAL AGREEMENT TO

A US$22,000,000 SECURED LOAN

FACILITY

AGREEMENT DATED 02 JULY 2010

CONTENTS

		Page

1	Interpretation	3

2	Conditions	4

3	Representations and Warranties	6

4	Amendments to the Loan Agreement and the Security Documents	6

5	Confirmation and Undertaking	12

6	Communications, Law and Jurisdiction	13

Schedule		9
	Effective Date Confirmation	9

FIRST SUPPLEMENTAL AGREEMENT

Dated: 30 November 2012

BETWEEN:

(1)	ERIS SHIPPING S.A., a company incorporated according to the law of the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Republic of Liberia (the “Borrower”); and

(2)	PARAGON SHIPPING INC., a company incorporated according to the law of the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 acting as guarantor and managers (the “Guarantor”); and

(3)	HSBC BANK plc, having its registered office at 8 Canada Square, London, E14 5HQ, England, acting through its office at 93 Akti Miaouli, GR-185 38 Piraeus, Greece (the “Lender”).

SUPPLEMENTAL TO a secured loan facility agreement dated 02 July 2010 (the “Loan Agreement”) made between the Borrower and the Lender, on the terms and subject to the conditions of which the Lender agreed to advance to the Borrower an aggregate amount not exceeding twenty two million Dollars ($22,000,000) (the “Loan”).

WHEREAS:

(A)	The Borrower has requested the consent of the Lender to, amongst other things amend clauses 11.13 (Additional Security) and 13.2 (Financial covenants) of the Loan Agreement as more particularly described in this First Supplemental Agreement.

(B)	In consideration of the Lender consenting to the above amendments, the Borrower has agreed to amend the definition of Margin contained in clause 1.1 of the Loan Agreement.

(C)	Accordingly, the Borrower, the Guarantor and the Lender have agreed to amend and supplement the Loan Agreement on the terms and conditions set forth in this First Supplemental Agreement.

(D)	The outstanding balance of the Loan on the date of this First Supplemental Agreement is eighteen million four hundred thousand Dollars ($18,400,000).

IT IS AGREED THAT:

1	Interpretation

1.1	In this First Supplemental Agreement:-

1.1.1	“Additional Security Documents” means this First Supplemental Agreement, the English Account Charge, the Greek Account Charge and the Side Letter and “Additional Document” means any one of them.

1.1.2	“English Account Charge” means the deed of charge in respect of the Earnings Account to be executed by the Borrower as security for the payment of the Indebtedness, in such form and containing such terms and conditions as the Lender shall require referred to in clause 11.1.6 (Security Documents) of the Loan Agreement.

1.1.3	“Greek Account Charge” means the first priority accounts assignment, pledge and charge agreement or agreements in respect of the Earnings Account to be executed by the Borrower as security for the payment of the Indebtedness, in such form and containing such terms and conditions as the Lender shall require referred to in clause 11.1.5 (Security Documents) of the Loan Agreement.

1.1.4	“Effective Date” means the date of this First Supplemental Agreement.

1.1.5	“First Supplemental Agreement” means the Agreement contained herein.

1.1.6	“Side Letter” means the side letter entered or to be entered between the Borrower, the Guarantor and the Lender.

1.2	In this First Supplemental Agreement “Security Parties” means the Borrower and the Guarantor and “Security Party” means any one of them.

1.3	All words and expressions defined in the Loan Agreement shall have the same meaning when used in this First Supplemental Agreement unless the context otherwise requires, and clause 1.2 of the Loan Agreement shall apply to the interpretation of this First Supplemental Agreement as if it were set out in full.

2	Conditions

2.1	Conditions Precedent As conditions for the agreement of the Lender to the requests specified in Recital (A) above and for the effectiveness of Clause 4, the Borrower and the Guarantor shall deliver or cause to be delivered to or to the order of the Lender the following documents and evidence:

2.1.1	a certificate from a duly authorised officer of each Security Party confirming that none of the documents delivered to the Lender pursuant to clause 3.1 and schedule 1, part I, 1 (a), (c), (d), (e) and (g) of the Loan Agreement have been amended or modified in any way since the date of their delivery to the Lender, or copies, certified by a duly authorised officer of the Security Party in question as true, complete, accurate and neither amended nor revoked, of any which have been amended or modified;

2.1.2	the original resolution of the directors of each Security Party and the resolution of the shareholders of that Security Party (together, where appropriate, with signed waivers of notice of any directors’ or shareholders’ meetings) approving, and authorising or ratifying the execution of, this First Supplemental Agreement, the English Account Charge, the Greek Account Charge and the Side Letter (as applicable) and any further documents to be executed by each Security Party pursuant to this First Supplemental Agreement, the English Account Charge, the Greek Account Charge and the Side Letter;

2.1.3	a legalised power of attorney of each Security Party under which this First Supplemental Agreement, the English Account Charge, the Greek Account Charge and the Side Letter and any documents required pursuant to them are to be executed by that Security Party;

2.1.4	a certificate of good standing in respect of each Security Party;

2.1.5	the Additional Security Documents duly executed together with all other documents required by any of them;

2.1.6	confirmation satisfactory to the Lender that all legal opinions required by the Lender will be given substantially in the form required by the Lender;

2.1.7	evidence that the process agent referred to in clause 22.5.1 of the Loan Agreement and any process agent appointed under any other Finance Document has accepted its appointment as agent for service of process in relation to any proceedings before the English Courts in connection with the Additional Security Documents;

2.1.8	on the Effective Date summary table of amendments similar to those contained in this First Supplemental Agreement, also contained in other loan agreements of the Group agreed or to be agreed no later than sixty (60) days from the Effective Date;

2.1.9	any further debt incurred by the Group, during the period commencing on 30 November 2012 and ending on 31 December 2013 (inclusive), is subject to such Lender’s approval, such further debt to exclude existing, committed but undrawn (including committed pending documentation) and replacement loan facilities made available to the Group in respect of existing vessels and/or existing newbuildings of the Group on the Effective Date; and

2.1.10	a copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

2.2	Conditions Subsequent The Borrower undertakes to deliver to the Lender within ninety (90) days after the date of this First Supplemental Agreement but by no later than 28 February 2013, evidence satisfactory to the Lender in its discretion that the Guarantor has increased its equity by ten million Dollars ($10,000,000).

2.3

No waiver If any of the documents and evidence required by Clauses 2.1 and 2.2 have not been delivered to or to the order of the Lender in accordance therewith, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Lender no later than the date specified by the Lender, and delivery on such later date shall not be taken as a waiver of the Lender’s right to require production of all the documents and evidence required by Clauses 2.1 and 2.2.

2.4	All documents and evidence delivered to the Lender pursuant to this Clause shall:

2.4.1	be in form and substance acceptable to the Lender;

2.4.2	be accompanied, if required by the Lender, by translations into the English language, certified in a manner acceptable to the Lender; and

2.4.3	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

3	Representations and Warranties

Each of the representations and warranties contained in clause 12 of the Loan Agreement and clause 2 of the Guarantee shall be deemed repeated by the Borrower and the Guarantor respectively at the date of this First Supplemental Agreement and at the Effective Date, by reference to the facts and circumstances then pertaining, as if references to the Finance Documents included this First Supplemental Agreement (save that in the case of clause 12.1.9 of the Loan Agreement such representation and warranty shall be subject to the Event of Default previously notified to the Lender in respect of clause 14.1.4 of the Loan Agreement, which the Lender has agreed to waive subject to terms and conditions of a side letter of even date with this First Supplemental Agreement).

4	Amendments to the Loan Agreement and the Security Documents

With effect from the Effective Date:-

4.1	the definitions contained in Clause 1.1 of this First Supplemental Agreement (other than the definition of “Effective Date”) shall be added to clause 1.1 of the Loan Agreement in alphabetical order;

4.2	the definition of “Earnings Account” shall be deleted and replaced as follows:-

“Earnings Account” means a bank account opened in the name of the Borrower with the Lender at the Piraeus branch and a bank account opened or to be opened in the name of the Borrower with the Lender with the London branch and both accounts designated “Eris Shipping S.A. – Earnings Account”.;

4.3	the definition of “Margin” shall be deleted and replaced as follows:-

““Margin” means, for the period from 30 November 2012 until 31 December 2013 (inclusive), three per cent (3%) per annum and, for the period from 1 January 2014 and for the remainder of the Facility Period, two point six per cent (2.6%) per annum.”;

4.4	the definition of “Security Documents” set out in clause 1.1 of the Loan Agreement shall be construed to include the Additional Security Documents;

4.5	the following sub-clauses 11.1.5 and 11.1.6 shall be added to the Loan Agreement:-

“11.1.5	a first priority Greek accounts assignment, pledge and charge agreement over the Earnings Account and all amounts from time to time standing to the credit of the Earnings Account.;

11.1.6	a deed of charge over the Earnings Account and all amounts from time to time standing to the credit of the Earnings Account.”; and

11.1.7	a side letter from the Borrower, the Guarantor and the Lender.

4.6	in line one of clause 11.4 of the Loan Agreement (Application of Earnings Account) the words “Clause 11.5” shall be deleted and replaced with the words “Clauses 11.5 and 11.6”;

4.7	clause 11.5 (Minimum Free Liquidity) of the Loan Agreement shall be deleted and replaced with the following:-

“11.5

Minimum Free Liquidity The Borrower shall maintain credited and pledged in favour of the Lender in the Earnings Account at all times (free of any Encumbrances (other than in favour of the Lender) or third party rights of set off) a minimum aggregate positive account balance of not less than five hundred thousand Dollars ($500,000) at all times throughout the Facility Period. The Lender shall have the right to transfer such Minimum Free Liquidity amount to any other branch of its group at its absolute discretion and the Borrower will co-operate fully with the Lender in connection with such transfer and the Borrower will execute and procure the execution of any further documents as the Lender may in its absolute discretion consider necessary or desirable.”;

4.8	clause 11.13 of the Loan Agreement shall be deleted and replaced with the following:-

“11.13	Additional security If at any time the aggregate of the Market Value and the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Lender (in the case of other charged assets), and determined by the Lender in its discretion (in all other cases)) for the time being provided to the Lender under this Clause 11.13 is less than (a) for the period commencing on the signing date of this Agreement up to and including 29 November 2012 (i) one hundred and thirty per cent (130%) of the amount of the Loan then outstanding or if there are any Master Agreement Liabilities (ii) one hundred and thirty five per cent (135%) of the aggregate of the amount of the Loan then outstanding and the amount certified by the Lender to be the amount which would be payable by the Borrower to the Lender under the Master Agreement if an Early Termination Date were to occur at that time, (b) for the period commencing on 30 November 2012 up to and including 31 December 2013 one hundred and five per cent (105%) of the aggregate of (i) the amount of the Loan then outstanding and (ii) the amount certified by the Lender to be the amount which would be payable by the Borrower to the Lender under the Master Agreement if an Early Termination Date where to occur at that time, (c) for the period commencing on 1 January 2014 up to and including 31 December 2014 one hundred and ten per cent (110%) of the aggregate of (ii) the amount of the Loan then outstanding and (ii) the amount certified by the Lender to be the amount which would be payable by the Borrower to the Lender under the Master Agreement if an Early Termination Date where to occur at that time and (d) for the period commencing on 1 January 2015 and throughout the remainder of the Facility Period one hundred and twenty per cent (120%) of the aggregate of (i) the amount of the Loan then outstanding and (ii) the amount certified by the Lender to be the amount which would be payable by the Borrower to the Lender under the Master Agreement if an Early Termination Date where to occur at that time, the Borrower shall, within thirty (30) days of the Lender’s request, at the Borrower’s option:

11.13.1	pay to the Lender or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Lender as additional security for the payment of the Indebtedness; or

11.13.2	give to the Lender other additional security in amount and form acceptable to the Lender in its discretion; or

11.13.3	prepay the Loan in the amount of the shortfall.

Clauses 5.3 (Reborrowing), 6.2 (Voluntary prepayment of Loan) and 6.4 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 11.13 and the value of any additional security provided shall be determined as stated above.”;

4.9	the following clause 12.1.16 shall be added to the Loan Agreement:-

“12.1.16	The Borrower has obtained or shall obtain no later than sixty (60) days from the Effective Date consent from all other lenders of the Group, that they have acquired approval in respect of amendments similar to those contained in the First Supplemental Agreement, also contained in other loan agreements of the Group.”;

4.10	clause 13.2 (Financial covenants) of the Loan Agreement shall be deleted and replaced with the following:-

“Financial covenants The Borrower shall procure that the Guarantor shall throughout the Facility Period (on a Group basis) comply with the following financial covenants, to be assessed quarterly on the basis of the Accounting Information:-”

“(a)	the ratio of Total Liabilities to EBITDA shall not exceed 7:1, except during the period commencing on 30 November 2012 and ending on 31 December 2013 (inclusive);”

(b)	the ratio of EBITDA to Group Interest Expense shall be not less than 2.5:1, except during the period commencing on 30 November 2012 and ending on 31 December 2013 (inclusive);”

(c)	(i) for the period commencing on the Drawdown Date and ending on 29 November 2012 (inclusive), the Market Value Adjusted Net Worth shall be at least one hundred million Dollars ($100,000,000), (ii) for the period commencing on 30 November 2012 and ending on 31 December 2013 (inclusive), the Market Value Adjusted Net Worth shall be at least fifty million Dollars ($50,000,000) and (iii) for the period commencing on 1 January 2014 and for the remainder of the Facility Period, the Market Value Adjusted Net Worth shall be at least one hundred million Dollars ($100,000,000), in each case assessed on the basis of the Value Adjusted Total Assets;” and

(d)	(i) for the period commencing on the Drawdown Date and ending on 29 November 2012 (inclusive), the ratio of Total Liabilities to Value Adjusted Total Assets shall be not less than 0.75:1, (ii) for the period commencing on 30 November 2012 and ending on 31 December 2013 (inclusive), the ratio of Total Liabilities to Value Adjusted Total Assets shall not be applicable and (ii) from 1 January 2014 and for the remainder of the Facility Period, the ratio of Total Liabilities to Value Adjusted Total Assets shall be not less than 0.80.”;

4.11	in clause 13.2 (Value Adjusted Total Assets) of the Loan Agreement paragraph (c) shall be deleted and replaced with the following:-

“(c)	the total market value of all assets of the Group comprising all items of the Group as shown in the balance sheet adjusted to their prevailing market value on a quarterly basis including, without limitation, the market value of any existing vessels of the Group, the resale value of any newbuilding contract measured on a novation basis and the value of any investments in publicly quoted listed affiliates.”;

4.12	the following clause 13.3.21 shall be added to the Loan Agreement:-

“13.3.21	The Borrower shall procure that no later than sixty (60) days from the Effective Date all other lenders of the Group will provide evidence that they have acquired approval in respect of amendments similar to those contained in the First Supplemental Agreement, also contained in other loan agreements of the Group”.;

4.13	the following clause 13.3.22 shall be added to the Loan Agreement:-

“13.3.22	The Borrower shall procure during the period commencing on 30 November 2012 and ending on 31 December 2013 (inclusive), that the Guarantor shall not incur any further debt unless it has obtained the Lender’s prior written approval, such approval shall not be required in respect of existing or committed (including committed but undocumented) loan facilities made available to the Group in respect of existing vessels and/or existing newbuildings of the Group or in respect of the refinancing of existing or committed loan facilities made available to the Group”.;

4.14	clause 18.2.2 of the Loan Agreement shall be deleted and replaced with the following:-

“18.2.2	in the case of the Lender, European Corporate & Structured Banking Centre, L28, 8 Canada Square, London E14 5HQ, United Kingdom (fax no: +44 207 991 4619) marked for the attention of Mr Alastair Muir.”; and

4.15	clause 6.8 of the Guarantee shall be deleted and replaced with the following:-

“The Guarantor shall, throughout the Facility Period on a Group basis, comply with the following financial covenants, to be assessed quarterly on the basis of the Accounting Information:-

“(a)	the ratio of Total Liabilities to EBITDA shall not exceed 7:1, except during the period commencing on 30 November 2012 and ending on 31 December 2013 (inclusive);”

(b)	the ratio of EBITDA to Group Interest Expense shall be not less than 2.5:1, except during the period commencing on 30 November 2012 and ending on 31 December 2013 (inclusive);”

(c)	(i) for the period commencing on the Drawdown Date and ending on 29 November 2012 (inclusive), the Market Value Adjusted Net Worth shall be at least one hundred million Dollars ($100,000,000), (ii) for the period commencing on 30 November 2012 and ending on 31 December 2013 (inclusive), the Market Value Adjusted Net Worth shall be at least fifty million Dollars ($50,000,000) and (iii) for the period commencing on 1 January 2014 and for the remainder of the Facility Period, the Market Value Adjusted Net Worth shall be at least one hundred million Dollars ($100,000,000), in each case assessed on the basis of the Value Adjusted Total Assets;”; and

(d)	(i) for the period commencing on the Drawdown Date and ending on 29 November 2012 (inclusive), the ratio of Total Liabilities to Value Adjusted Total Assets shall be not less than 0.75:1, (ii) for the period commencing on 30 November 2012 and ending on 31 December 2013 (inclusive), the ratio of Total Liabilities to Value Adjusted Total Assets shall not be applicable and (ii) from 1 January 2014 and for the remainder of the Facility Period, the ratio of Total Liabilities to Value Adjusted Total Assets shall be not less than 0.80.”.

5	Confirmation and Undertaking

5.1	Each of the Security Parties confirms that all of its respective obligations under or pursuant to each of the Security Documents to which it is a party remain in full force and effect, despite the amendments to the Loan Agreement and the Security Documents made in this First Supplemental Agreement, as if all references in any of the Security Documents to the Loan Agreement and Security Documents (however described) were references to the Loan Agreement and the Security Documents as amended and supplemented by this First Supplemental Agreement.

5.2	The definition of any term defined in any of the Security Documents shall, to the extent necessary, be modified to reflect the amendments to the Loan Agreement and the Security Documents made in this First Supplemental Agreement.

6	Communications, Law and Jurisdiction

The provisions of clauses 18 (Notices) and 22 (Law and Jurisdiction) of the Loan Agreement shall apply to this First Supplemental Agreement as if they were set out in full and as if references to the Loan Agreement were references to this First Supplemental Agreement and references to the Borrower were references to the Security Parties.

IN WITNESS of which the parties to this First Supplemental Agreement have executed this First Supplemental Agreement as a deed the day and year first before written.

SIGNED and DELIVERED as a DEED by ERIS SHIPPING S.A. acting by its duly authorised attorney-in-fact in the presence of:	) ) ) ) ) ) )

SIGNED and DELIVERED as a DEED by PARAGON SHIPPING INC. acting by its duly authorised attorney-in-fact in the presence of:	) ) ) ) ) ) )

SIGNED and DELIVERED as a DEED by HSBC BANK plc acting by its duly authorised attorney-in-fact in the presence of:	) ) ) ) ) ) )